Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (this “Agreement”) is made and entered into by and between Paul W. Kopsky, Jr. (“Mr. Kopsky”) and RAIT Financial Trust, a Maryland real estate investment trust (“RAIT”).

WHEREAS, Mr. Kopsky was previously employed by RAIT pursuant to the Employment Agreement between RAIT and Mr. Kopsky executed on February 17, 2017 (the “Employment Agreement”); and said employment terminated on August 20, 2017; and

WHEREAS, RAIT and Mr. Kopsky now desire to reach a complete and final settlement of all existing and potential disputes between the parties, including, but not limited to, all disputes related to Mr. Kopsky’s previous employment by RAIT and the termination of such employment;

NOW, THEREFORE, in consideration of all of the above and of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Kopsky and RAIT, intending to be legally bound hereby agree as follows:

1.	As used in this Agreement, these words shall have the following meanings:
a.

“RELEASEES” means RAIT and all of RAIT’s former owners, current owners, and future owners and parents, shareholders, partners, sponsors, members, predecessors, officials, officers, representatives, insurers, reinsurers, agents, directors, employees, subsidiaries, affiliates, trustees, attorneys, and divisions and all other related entities and their respective heirs, successors, and assigns and all other persons and entities acting by, through, under, or in concert with any of them.

b.

CLAIM(S) means any and all charges, complaints, claims, liabilities, obligations, promises, agreements, grievances, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses, including, but not limited to any CLAIM arising out of or related to the Employment Agreement and any and all related documents, instruments, or agreements, including without limitation, for any amount owed or allegedly owed thereunder.

2.After this Agreement becomes effective pursuant to Paragraph 4 hereof, and after receiving: (a) a completed and executed IRS Form W-9 from Mr. Kopsky’s attorney; and (b) a fully executed original of this Agreement from Mr. Kopsky, RAIT agrees to the following which shall constitute valuable consideration:

a.

RAIT shall, within ten (10) days thereafter, pay Mr. Kopsky a total payment in the amount of Five Hundred and Seventy Five Thousand Dollars and Zero Cents ($575,000.00), The payment will come in the form of two checks. The first check will be made payable to Mr. Kopsky in the amount of Five Hundred Forty-Two Thousand Five Hundred Dollars and Zero Cents ($542,500.00), less legally required deductions, for which an IRS Form W-2 shall be issued. A second check will be made payable to Mr. Kopsky and Wechsler & Cohen, LLP for Thirty-Two

1

Mr. Kopsky’s initials _PWK___

Thousand Five Hundred Dollars and Zero Cents ($32,500.00), representing attorneys’ fees incurred by Mr. Kopsky in connection with this dispute for which an IRS Form 1099 will be issued.

b.

RAIT shall and hereby does Release Mr. Kopsky from his obligations under Section 4.1(a) of the Employment Agreement to the extent they may otherwise be enforceable, provided, however, that the other terms of Section 4 of the Employment Agreement, as well as the terms of Section 19 of the Employment Agreement, are incorporated herein by reference and shall be binding on Mr. Kopsky and constitute separate consideration for entering into this Agreement.

3.Mr. Kopsky acknowledges that the payment and other consideration described in Paragraph 2 above are something of value to which he would not be entitled except for RAIT’s agreement herein. Mr. Kopsky further agrees that the payment and other consideration constitutes full, final, and complete satisfaction of any and all CLAIMS by Mr. Kopsky against any or all of the RELEASEES, including any CLAIM against any RELEASEES under and/or related to the Employment Agreement and/or Mr. Kopsky’s employment with RAIT for breach of contract, wrongful discharge, CLAIMS for additional compensation, CLAIMS for severance pay, CLAIMS of defamation or any other tort, CLAIMS for unpaid wages or commissions or bonuses or vacation days and CLAIMS arising under federal, state or local laws or otherwise.

4.In exchange for his receipt of the above-referenced consideration, and as a material inducement for RAIT to enter into this Agreement, Mr. Kopsky agrees to the following:

a.

Mr. Kopsky fully, irrevocably and unconditionally releases and forever discharges the RELEASEES from each and every CLAIM of any nature whatsoever, known or unknown, including, but not limited to those arising out of or relating to his employment with RAIT or his separation therefrom, under any federal, state or local law, the common law, or any CLAIM arising under the Employment Agreement, provided, however, that Mr. Kopsky does not release: (i) any rights of indemnification and advancement he may have, any rights under any Director and Officer, and/or other, insurance policies he may have, (ii) any rights to any vested benefits in his 401(k) contributions made prior to August 20, 2017 and the RAIT match applicable thereto; and (iii) his rights under COBRA. Mr. Kopsky also represents, warrants and agrees that he has not assigned or transferred or purported to assign or transfer, to any person, firm, or other entity any CLAIMS, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released.

Mr. Kopsky agrees not to assert, sue and/or be a party to any proceeding of any kind or nature against RELEASEES for any CLAIMS or take any steps to further, any CLAIM, action or proceeding against the RELEASEES from and in respect of any and all CLAIMS, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether known or unknown, contingent or absolute,

2Mr. Kopsky’s initials _PWK____

suspected or unsuspected, foreseen or unforeseen, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, fixed or contingent, accrued or unaccrued, apparent or unapparent, including unknown CLAIMS that are, have been, could have been, or could now be, asserted in any court, tribunal or proceeding, whether legal, equitable, or any other type, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which Mr. Kopksy has, had or may have against the RELEASEES, of any kind, nature or type whatsoever.

Mr. Kopsky agrees to waive any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the releases as set forth in this Paragraph 4. Without limiting the generality of the foregoing, Mr. Kopsky acknowledges that there is a risk that the damages which he believes he has suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. In addition, the cost and damages he has incurred or has suffered may be greater than or other than those now known. Facts on which he has been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. He acknowledges that in entering into this Agreement, he has expressed that he agrees to accept the risk of any such possible unknown CLAIMS, damages, facts, demands, actions, and causes of action. Accordingly, the releases contemplated by this Agreement shall be deemed to extend to CLAIMS that Mr. Kopsky does not know or suspect exist in his favor at the time of the release of the released CLAIMS, which if known might have affected the decision to enter into this Agreement.

Mr. Kopsky hereby acknowledges and agrees that the releases and covenants provided for in this Paragraph 4 are binding, unconditional and final as of the date hereof.
b.

Exclusively as this Agreement pertains to Mr. Kopsky’s release of claims under the Age Discrimination in Employment Act (ADEA), Mr. Kopsky, pursuant to and in compliance with rights afforded Mr. Kopsky under the Older Workers Benefit Protection Act: (i) is advised to consult with his attorney prior to executing this Agreement; (ii) is afforded twenty-one (21) days within which to consider this Agreement; and (iii) is afforded seven (7) days following execution of the Agreement to revoke the Agreement as to any claim under the ADEA. Mr. Kopsky’s knowing and voluntary execution of this Agreement is an express acknowledgment and agreement that he had the opportunity to review this Agreement with an attorney; that Mr. Kopsky was afforded twenty-one (21) days to consider it before executing it; that Mr. Kopsky agrees this Agreement is written in a manner that enables him to fully understand its content and meaning; and that Mr. Kopsky is being given seven (7) days to revoke the Agreement. This Agreement as it pertains to a release of claims under the ADEA shall become effective and enforceable seven (7) calendar days after its execution. All other provisions of this Agreement or parts thereof shall become effective and enforceable upon execution; provided, however, that if Mr. Kopsky exercises his

3Mr. Kopsky’s initials _PWK____

right to revoke pursuant to this Paragraph, RAIT may revoke the Agreement in its entirety during the seven (7) calendar day period following Mr. Kopsky’s revocation.
c.

Mr. Kopsky acknowledges and agrees that any bonus and/or equity compensation or similar compensation for which he may have been eligible to receive had his employment with RAIT not been terminated on August 20, 2017 is terminated and he has no right to receive any such compensation.

In exchange for its receipt of the consideration set forth herein, and as a material inducement for Mr. Kopsky to enter into this Agreement, except for (i) the agreements contained herein, (ii) any intentional acts of fraud, dishonesty or misappropriation by Mr. Kopsky of RAIT funds or property which RAIT may discover after this Agreement is executed, (iii) any violation by Mr. Kopsky of Section 16 of the Securities Exchange Act of 1934, as amended (and any rules and regulations enacted thereunder), (iv) any violation by Mr. Kopsky of the Sarbanes-Oxley Act of 2002, as amended (and any rules and regulations enacted thereunder), including, but not limited to, Sections 304 and 306 thereof, or (v) any violation by Mr. Kopsky of the Dodd–Frank Wall Street Reform and Consumer Protection Act, as amended (and any rules and regulations enacted thereunder), RAIT hereby releases and forever discharges Mr. Kopsky from any and all Claims, accruing, occurring, or arising at any time prior to the execution of this Agreement but only if and to the extent that such Claims are actually known, as of the date of this Agreement, by any of the individuals currently serving on the date hereof as the following officers of RAIT (the President and Chief Executive Officer,  the General Counsel, the Chief Financial Officer, the Senior Managing Director – Chief Credit Risk Officer, the Senior Managing Director - Origination, the Senior Managing Director - Asset Management, and/or the Senior Managing Director - Human Resources (collectively, the “RAIT Named Officers”).  As of the date hereof, the RAIT Named Officers do not have any actual knowledge of any facts or circumstances that would give rise to a Claim by RAIT against Mr. Kopsky with respect to the matters described in (i) – (v) above and, as a result of such lack of actual knowledge of such facts and circumstances, as of the date hereof, RAIT has no intention of asserting such a Claim against Mr. Kopsky. For the avoidance of doubt, no knowledge of Mr. Kopsky shall be imputed to any of the officers of RAIT.

5.        Additionally, in exchange for his receipt of the above-referenced consideration, and as material inducement for RAIT to enter into this Agreement, Mr. Kopsky agrees that all information disclosed or discovered by him during his employment that was not otherwise known to Mr. Kopsky on a non-confidential basis prior to commencing work with RAIT Financial Trust, otherwise in the public domain, or otherwise ascertainable from other non-confidential sources, including, without limitation: sales and marketing strategies; prior, current, or potential customer lists or customer information; compensation policies; operations; environmental matters; computer systems information; personnel matters; trade secrets; long-term planning goals and management action plans and/or financial information are collectively considered “confidential information” and are valuable and unique assets of RAIT, unless such information generally is known or could be readily ascertainable by the general public. Therefore, Mr. Kopsky shall not directly or indirectly, intentionally or unintentionally, use, in any manner, disseminate, or disclose any “confidential information” to any other person or entity. Mr. Kopsky agrees that the remedy at law for any breach of this Paragraph could be inadequate and, therefore RELEASEES may seek temporary and permanent injunctive relief in any proceeding brought by the RELEASEES to enforce this Paragraph and, in connection with any such proceeding, Mr. Kopsky agrees to waive any bonding requirement.  Mr. Kopsky acknowledges and agrees that, as of August 20, 2017,

4Mr. Kopsky’s initials _PWK____

Mr. Kopsky is no longer and ceases to be a director, officer, or manager of RAIT or its subsidiaries and/or affiliates, and from after such date, Mr. Kopsky has no authority to bind RAIT or its subsidiaries and/or affiliates.

6.          Mr. Kopsky represents and warrants that he has returned all materials of any kind that contain or embody any proprietary or confidential information of RAIT, including, without limitation, files, notes, notebooks, memoranda, agreements, computer-recorded information, drawings, records, business plans, forecasts, financial information and specifications (and returned or destroyed all reproductions thereof in whole or in part) (collectively, “RAIT Documents”) and other RAIT property that Mr. Kopsky has had in his possession at any time, including, without limitation, credit cards, entry cards, parking permits, cellular telephone, identification badges and keys.

7.    Mr. Kopsky further agrees in exchange for his receipt of the above-referenced consideration, and as a material inducement for RELEASEES to enter into this Agreement,  not to, directly or indirectly, make, express, transmit, speak, write, verbalize or otherwise  communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the RELEASEES, or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the RELEASEES, or to malign, harm, disparage, defame or damage the reputation or good name of the RELEASEES, provided, however, that the foregoing does not apply to any communication compelled by applicable law.

RAIT further agrees in exchange for its receipt of the consideration set forth herein, and as a material inducement for Mr. Kopsky to enter into this Agreement, that the RAIT Named Officers and the trustees on RAIT’s Board of Trustees as of August 20, 2017 (collectively, the “Trustees”) shall not, directly or indirectly, make, express, transmit, speak, write, verbalize or otherwise  communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, Mr. Kopsky or to malign, harm, disparage, defame or damage the reputation of Mr. Kopsky; provided, however, that the foregoing does not and will not (A) apply to any communication compelled by (i) applicable law, rule, regulation or court order, (ii) the rules, policies and/or procedures with respect to any applicable legal or administrative proceedings or (iii) the rules or regulations of any self-regulatory (or similar) organization with jurisdiction over RAIT; and/or (B) prohibit RAIT, any of the Trustees, any of the RAIT Named Officers or any representatives thereof from providing disclosures or information in response to: (i) any action, suit, hearing, mediation, arbitration, other alternative dispute mechanism, inquiry, review and/or investigation (including, but not limited to, any internal investigation or any inquiry by RAIT’s independent registered public accounting firm) or any other proceeding, whether civil, criminal, administrative, regulatory, arbitrative, legislative, investigative or otherwise and whether formal or informal, or any appeal of any kind therefrom, including, but not limited to, any action initiated by Mr. Kopsky or his legal representatives against RAIT, any of the Trustees or any of the RAIT Named Officers that may be threatened or brought against, or otherwise involve, whether as a named party, a witness or otherwise, any of RAIT, any of RAIT’s subsidiaries or affiliates, any of the Trustees and/or any of RAIT’s officers, trustees and/or employees (including, without limitation, the RAIT Named Officers), (ii) any counterparty or party, or its representatives, providing a written indication of interest or otherwise participating in RAIT’s publicly-disclosed review of strategic alternatives, conducting due

5Mr. Kopsky’s initials _PWK____

diligence on or with respect to RAIT and/or any of its affiliates and/or subsidiaries, so long as the disclosure is being provided pursuant to a written confidentiality arrangement, and/or (iii) any investment banker, lender, insurer or similar party conducting underwriting of RAIT and/or any of its affiliates and/or subsidiaries, so long as the disclosure is being provided pursuant to a confidentiality arrangement.  For the avoidance of doubt, the non-disparagement obligations of a party contained in this Section 7 shall be immediately suspended in the event that the other party breaches in any respect any of the covenants contained in this Agreement, including, but not limited to, Mr. Kopsky’s agreement not to provide assistance to third parties who may seek to wage an activist campaign against RAIT.  Notwithstanding anything to the contrary set forth herein, a party may make truthful statements to refute a disparaging statement by the other.

     RAIT, upon request for information regarding Mr. Kopsky from any prospective employer, will state that, consistent with company policy, RAIT only discloses for former employees their respective dates of employment and positions held with RAIT, and will then provide that information for Mr. Kopsky, provided that Mr. Kopsky has all such inquiries directed to, and all such inquiries are actually directed to, the Director of Human Resources.

8.

Mr. Kopsky represents he does not claim an interest in, has not made any CLAIMS, or has not filed any complaints or charges against any or all of the RELEASEES with any local, state, or federal department, agency or court. Mr. Kopsky understands this Agreement does not prevent him from filing a Charge with the Equal Employment Opportunity Commission or any similar state or local agency. Nevertheless, Mr. Kopsky waives the right to recover any damages or other relief in any CLAIM or suit brought by or through any local, state, or federal department, agency, or court.

9.

Mr. Kopsky also acknowledges and agrees that neither this Agreement nor any actions or statements taken hereunder constitute nor are they to be construed as an acknowledgment, evidence, or admission of any liability or violation of any law or statute, the common law, or any agreement which exists or which allegedly may exist by and among Mr. Kopsky and any or all of the RELEASEES. The RELEASEES specifically deny any such violation and disclaim any liability.

10.

Mr. Kopsky further agrees that the existence and terms of this Agreement are confidential until such time as RAIT files a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) reporting its entry into this Agreement. Accordingly, until then, Mr. Kopsky shall not disclose this Agreement’s existence or the terms thereof to any person or entity, except that Mr. Kopsky may disclose the terms of the Agreement to his spouse, attorney, tax advisor or accountant, and as otherwise required and compelled by law. In so doing, Mr. Kopsky shall instruct his spouse, attorney, or tax advisor or accountant that the information is confidential and shall not be disclosed to any other person or entity. Mr. Kopsky represents that he has not, to date, disclosed to any person, other than to his spouse and/or attorney, the contents of any and all terms in this Agreement.

11.

This Agreement is being entered into for the purpose of avoiding litigation, uncertainty, controversy and legal expense, constitutes a compromise and settlement entered into by each party hereto, and shall not in any event constitute, be construed or deemed a concession or admission of any liability or wrongdoing of any of the parties.

12.	RAIT and Mr. Kopsky acknowledge that they are aware that, no later than four (4) business days following the execution of this Agreement, RAIT shall file a Current Report on Form 8-K

6Mr. Kopsky’s initials _PWK____

(the “8-K”) with the SEC reporting its entry into this Agreement.  The terms of the 8-K, with respect to the Agreement, will include the identity of the parties to this Agreement and the date on which this Agreement was entered and, unless required by applicable law, including any requirement of the SEC pursuant to Item 1.01, Item 5.02 or Item 9.01 of Form 8-K, will only further: (a) state that RAIT entered into a settlement agreement with Mr. Kopsky, (b) describe the terms and conditions of this Agreement, and (c) append or incorporate by reference a copy of this Agreement as an exhibit thereto. For the avoidance of doubt, the 8-K shall not provide any additional disclosures relating to the discussions between the parties leading up to the execution of this Agreement that is not readily apparent from the express text of this Agreement, including the recitals thereto. Mr. Kopsky also acknowledges and agrees that neither he nor his counsel shall be provided with any opportunity at any time to review or comment upon the disclosures contained in the 8-K.  Further, the 8-K may include other information entirely unrelated to Mr. Kopsky or the Agreement, in RAIT’s sole discretion.

13.

This Agreement is binding upon Mr. Kopsky and upon his respective heirs, administrators, representatives, executors and assigns and shall inure to the benefit of the RELEASEES and their respective heirs, administrators, representatives, executors, successors and assigns.

14.

Mr. Kopsky agrees not to apply for and renounces and forever waives any and all reinstatement or employment, whether temporary or permanent, part-time or full time, in any capacity whatsoever, with RAIT at any of its current or future facilities. Mr. Kopsky agrees that he shall not be rehired by RAIT and if he is rehired, may be terminated immediately based on this Agreement.   RAIT agrees that it shall not object to any application by Mr. Kopsky for unemployment insurance benefits.

15.

RAIT and Mr. Kopsky hereby agree that all previous correspondence relating to Mr. Kopsky’s termination of employment by RAIT are hereby retracted and this Agreement shall be the sole and exclusive document providing for Mr. Kopsky’s termination of employment.  Pursuant to this Agreement, the parties have agreed to provide for the termination of Mr. Kopsky’s employment from RAIT retroactive to August 20, 2017.

16.False Claims Representations and Promises: Mr. Kopsky affirms that he has no information concerning any conduct involving RELEASEES that he has any reason to believe may be unlawful or that involves any false claims to the United States. Mr. Kopsky understands that nothing in this Agreement prevents him from cooperating with any U.S. government investigation. However, Mr. Kopsky agrees he cannot receive any monetary or personal gain for such participation. Accordingly, Mr. Kopsky shall be barred from seeking and expressly waives any and all rights to any monetary, injunctive, or other personal relief for released claims, including but not limited to reinstatement, damages, remedies, or other such relief, any and all rights to which he hereby waives.

17.Mr. Kopsky agrees that he will not voluntarily provide assistance, information, or advice of any kind, directly or indirectly (including through agents, attorneys or other representatives), to any person or entity in connection with such person or entity’s assertion of any claim or cause of action of any kind, in any court, arbitration or mediation proceeding or otherwise, or any proxy contest, special meeting demand, consent solicitation, or other shareholder activism initiative, against RAIT, any of the other RELEASEES, its parents, subsidiaries and affiliates, and each of their past, present and future officers, directors, employees, shareholders, contractors and attorneys, and he shall not suggest, induce or encourage any person or entity to do so. The foregoing restrictions shall not prohibit Mr. Kopsky from testifying truthfully under subpoena or providing other assistance under compulsion of applicable law.

7Mr. Kopsky’s initials _PWK____

18.    Other Representations: In addition to other representations in this Agreement, Mr. Kopsky has made the following representations to RAIT, on which he acknowledges RAIT also has relied in entering into this Agreement with him: (a) Mr. Kopsky has not suffered any discrimination on account of his age, sex, disability, national origin, marital status, or any other protected status and none of these ever has been an adverse factor used against Mr. Kopsky by RELEASEES; and (b) Mr. Kopsky has not suffered any job-related wrongs or injuries for which he might receive a workers' compensation award in the future.

19.

Mr. Kopsky agrees he is fully able and competent to enter into this Agreement, that he has read this Agreement in its entirety, that he had an opportunity to review it with an attorney or freely and knowingly waives his rights to do so, and that his agreement to all of its provisions is made freely, voluntarily, and with full knowledge and understanding of its contents. Further, Mr. Kopsky represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by any or all of the RELEASEES with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than the obligations of the parties set forth in this Agreement.

20.	This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, whether oral or written, between them.

21.     This Agreement shall be interpreted, enforced, and governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania executed and to be performed wholly within the Commonwealth of Pennsylvania, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

22.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

23.

Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal or state courts of the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the Commonwealth of Pennsylvania, unless such courts hold they do not have jurisdiction, and each of the parties irrevocably waives the right to trial by jury, (c) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through

8Mr. Kopsky’s initials _PWK____

service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such court.

24.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 24.

25.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  The exchange of copies of this Agreement and signature pages by facsimile or electronic mail shall constitute effective delivery.

26.

Should enforcement of this Agreement by either party become necessary by legal means, the prevailing party shall be entitled to collect its reasonable attorneys’ fees and costs. Each of the parties shall bear their own fees and expenses incurred in connection with the negotiation and execution of this Agreement.

27.

No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

28.	All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.
29.

Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and

9Mr. Kopsky’s initials _PWK____

any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

30.

When a reference is made in this Agreement to a Paragraph, such reference shall be to a Paragraph of this Agreement, unless otherwise indicated. Any headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

31.	This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the parties hereto or their respective successors or assigns.
32.

The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

_/s/ Paul W. Kopsky, Jr.________________

Paul W. Kopsky, Jr.

Date: _9/26/17________________________

____________________________________
On Behalf of RAIT Financial Trust

By: _/s/ Scott L. N. Davidson_____________

Title: _CEO and President_______________

Date: _9/27/17_________________________

10Mr. Kopsky’s initials _PWK____